WESTCHESTER CAPITAL MANAGEMENT, LLC

100 Summit Lake Drive

Valhalla, NY 10595

February 29, 2016

Dunham Funds

c/o Jeffrey A. Dunham, President

10251 Vista Sorrento Parkway, Suite 200

San Diego, CA

Re: Sub-Advisory Fee Waiver for the Dunham Monthly Distribution Fund

Dear Mr. Dunham:

Westchester Capital Management, LLC (the “Sub- Adviser”) desires to contractually waive a portion of its Sub-Advisory fee for the benefit of the Monthly Distribution Fund (the “Fund”). The Sub-Adviser hereby agrees, to waive or limit its Sub-Advisory fees. This waiver will effectively cap the upper limit of the performance fee rate. Therefore, while the Sub-Advisory Agreement describes a performance fee rate that ranges from -0.50% to +0.50%, under the terms of this waiver the Fund will only compensate the Sub-Adviser with an annualized performance fee rate up to +0.30% (this will make the effective range -0.50% to +0.30%). This Agreement shall become effective on the date first above written and shall remain in effect until February 28, 2017.

Sincerely, /s/Roy Behren Roy Behren Managing Member Westchester Capital Management, LLC	Approved and accepted on behalf of the Fund, /s/Jeffrey A. Dunham Jeffrey A. Dunham President Dunham Funds